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                                                                      EXHIBIT 21


                              LIST OF SUBSIDIARIES


Hemex, Inc., a Delaware corporation

Aethlon, Inc., a California corporation

Syngen Research, Inc., a California corporation, doing business as Aethlon Laboratories, Inc.

Cell Activation, Inc., a California corporation, doing business as Aethlon Laboratories, Inc.